EXHIBIT 5.1

                                  MARK E. PENA
                                 ATTORNEY AT LAW
                    334 S Hyde Park Ave # 2, Tampa, FL 33606
                            Telephone (813) 251-1289

March 20, 2006
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Re: Registration Statement on Form S-8

Gentlemen:

I have been retained to execute a legal opinion letter for Internal Hydro International, Inc. in connection with the preparation and filing of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended, for (7,500,000) Seven Million Five Hundred Thousand shares of common stock, $0.0001 par value. This filing replaces the prior filing dated March 9, 2006. The shares will be issued to individuals who are present or former employees of Internal Hydro International, Inc., and to individual consultants under a Securities Compliance Service Agreement.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of Internal Hydro International, Inc. and all amendments thereto, as well as the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Internal Hydro International, Inc., and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of common stock issuable under this Registration Statement are duly authorized and, when issued, will be validly issued, fully paid for and non-assessable.

I have been a member of the Florida Bar since 1994. I am also a member of the Federal Middle District Court and the 11th Federal Appellate Court, Atlanta. I have issued SEC opinion letters and filings in the past and am not currently an officer, Director or inside or otherwise an employee of the company.

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very Truly Yours,

Mark E. Pena, Esq.
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Attorney At Law